Exhibit 4.111

GUARANTEE

by

DRYSHIPS, INC.

as Guarantor

in favor of

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Security Trustee

Dated: as of 23 August, 2011

Watson, Farley & Williams

New York

GUARANTEE

THIS GUARANTEE dated 23 August, 2011 (this “Guarantee”) is made by DRYSHIPS INC., a corporation incorporated and existing under the laws of the Republic of The Marshall Islands whose principal office is at 80 Kifissias Avenue, Amaroussion 15125, Athens, Greece (the “Guarantor”), in favor of NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Security Trustee (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns) for the Lenders and Swap Bank (each as defined below). Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Amended and Restated Loan Agreement (as defined below).

WHEREAS:

1. Pursuant to and subject to the conditions contained in an Amended and Restated Loan Agreement dated as of February 12, 2008, as amended by a First Amendatory Agreement dated as of January 9, 2009 (as amended, the “Amended and Restated Loan Agreement”) among (i) OceanFreight Inc. as borrower (the “Borrower”), (ii) the companies from time to time party thereto as joint and several guarantors (collectively, the “Subsidiary Guarantors”), (iii) the banks and financial institutions named therein as lenders (collectively, the “Lenders”, which expression includes their respective successors, transferees and assigns), (iv) Nordea Bank Finland Plc, New York branch, as swap bank (the “Swap Bank”, which expression includes its successors, transferees and assigns), (v) Nordea Bank Norge ASA, Grand Cayman branch, as Lead Arranger and Bookrunner, (vi) Nordea Bank Finland Plc, New York branch, as Administrative Agent (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns) and (vi) the Security Trustee, the Lenders agreed to make available to the Borrower a loan facility in an aggregate principal amount stated therein.

2. By a master agreement (the “Master Agreement”) on the 2002 ISDA Multicurrency Crossborder Form (as amended) dated October 1, 2007 and made between the Borrower and the Swap Bank, the Swap Bank agreed to enter into certain Transactions pursuant to separate Confirmations from time to time to hedge the exposure of the Borrower to interest rate fluctuations under the Amended and Restated Loan Agreement.

3. Pursuant to the terms and conditions of a Second Amendatory Agreement dated as of 8 August, 2011 (the “Second Amendatory Agreement”) among the Borrower, the Subsidiary Guarantors, the Lenders, the Swap Bank, the Agent and the Security Trustee, the parties agreed to further amend the Amended and Restated Loan Agreement;

4. It is one of the conditions precedent to the effectiveness of the Second Amendatory Agreement that the Guarantor executes and delivers this Guarantee.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

SECTION 1. Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrower now or hereafter existing under the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, or any other Finance Document, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”), due or owing to any of the Credit Parties (each, a “Guaranteed Parties”), and agrees to pay any and all expenses (including, without limitation, counsel fees and expenses) incurred by any Guaranteed Party in enforcing any rights under this Guarantee. The obligations of the Guarantor under this Guarantee are in addition to and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by or for the benefit of the Guaranteed Parties. The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, on first demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 2. Guarantee Absolute. This is a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to the regularity or enforceability of the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, any other Finance Document or any of the Guaranteed Obligations or any collateral security or guarantee therefor or rights of off-set with respect thereto and without regard to any defense, off-set or counterclaim which may at any time be available to or be asserted by the Borrower against any Guaranteed Party and which constitutes, or which might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance, and the provisions of this Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor, its successors and assigns thereof, and inure to the benefit of the Security Trustee on behalf of the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns thereof, until all of the Guaranteed Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full.

SECTION 3. Guarantee Unconditional. The liability of the Guarantor hereunder shall be unconditional irrespective of, and the Guarantor hereby waives any defenses it may assert with respect to:

(a) any lack of validity or enforceability of any Guaranteed Obligation or agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligation;

(c) any exchange, release or non-perfection of any other Collateral securing payment of any Guaranteed Obligation;

(d) any moratorium, bankruptcy, insolvency or other similar law or any other law, regulation or order of any jurisdiction affecting any term of any Guaranteed Obligation or a Guaranteed Party’s rights with respect thereto; or

(e) any other circumstance which might otherwise constitute a defense available to, or the discharge of, the Borrower or the Guarantor.

SECTION 4. Waiver of Subrogation: Contribution. Notwithstanding any other provision of this Guarantee, until payment in full of the Guaranteed Obligations in cash after termination of any of the Guaranteed Parties’ commitments with respect thereto:

(a) the Guarantor hereby irrevocably waives any right to assert, enforce, or otherwise exercise any right of subrogation to any of the rights, security interests, claims, or liens which the Guaranteed Parties have against the Borrower or any other Guarantor in respect of the Guaranteed Obligations;

(b) the Guarantor shall not have any right of recourse, reimbursements, contribution, indemnification, or similar right (by contract or otherwise) against the Borrower or any other Guarantor in respect of the Guaranteed Obligations; and

(c) the Guarantor hereby irrevocably waives any and all of the foregoing rights and also irrevocably waives the benefit of, and any right to participate in, any Collateral or other security given to the Guaranteed Parties to secure payment of the Guaranteed Obligations.

SECTION 5. Subordination. The Guarantor agrees that, so long as the Borrower remains under any actual or contingent liability under the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, or any other Finance Document, any rights which the Guarantor may have at any time by reason of the performance by the Guarantor of the Guaranteed Obligations to take the benefit (in whole or in part) of any security taken pursuant to the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, or any of the other Finance Documents shall be subject and subordinate to the rights of the Guaranteed Parties hereunder and shall be exercised by the Guarantor in such manner and upon such terms as the Guaranteed Parties may require and further agree to hold any monies at any time received by the Guarantor as a result of the exercise of any such rights or otherwise for and on behalf of the Guaranteed Parties for application in or towards payment of any sums at any time owed by the Borrower under the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, or the other Finance Documents.

SECTION 6. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by a Guaranteed Party.

SECTION 7. Waiver. The Guarantor waives promptness, diligence and notices with respect to any Guaranteed Obligation and this Guarantee and any requirement that a Guaranteed Party exhaust any right or take any action against the Borrower or any other person or any or their property.

SECTION 8. Representations and Warranties. The Guarantor represents and warrants as follows:

(a) It is:

(i) duly incorporated and validly existing and in good standing under the law of its jurisdiction of incorporation, and there are no proceedings or actions pending or contemplated by it to dissolve, wind-up or terminate it; and

(ii) duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of this Guarantee.

(b) It has the capacity and has taken all action, and no consent of any person is required (except for consents which have been duly obtained, taken, given or made and are in full force and effect), for:

(i) it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(ii) it to execute this Guarantee; and

(iii) it to comply with its obligations under this Guarantee.

(c) Nothing has occurred which makes any of the consents referred to in Section 8(b) liable to revocation, and it is in compliance with all applicable laws.

(d) Subject to any relevant insolvency laws affecting creditors’ rights generally, this Guarantee will, upon execution and delivery constitute its legal, valid and binding obligations enforceable against it in accordance with its terms; and

(e) The execution by it of this Guarantee, and the compliance by it with its obligations hereunder, will not:

(i) involve or lead to a contravention of:

1. any law or regulation or order, writ, judgment, injunction, decree, determination or award applicable to it;

2. its constitutional documents; or

3. any contractual or other obligation or restriction which is binding on it-or-any-of-its assets; or

(ii) result in or require the creation or imposition of any Security Interests upon or with respect to any of its properties.

(f) The Guarantor has filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges which are (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established. The charges, accruals, and reserves on the books of the Guarantor respecting taxes are adequate in accordance with applicable accounting principles and practices.

(g) No default, or event or circumstance which, with the giving of any notice, the lapse of time, and/or the satisfaction of any other condition, would constitute an event of default, has occurred and is continuing under any agreement to which the Guarantor is a party.

(h) All financial and other information which has been provided in writing by or on behalf of the Guarantor to any of the Credit Parties in connection with any Finance Document was true and accurate at the time it was given, there are no other facts or matters the omission of which would have made or make any such information false or misleading and there has been no material adverse change in the financial condition, operations or business prospects of the Guarantor since the date on which such information was provided.

(i) No legal or administrative action involving the Guarantor (including action relating to any alleged or actual breach of the ISM Code or ISPS Code or any Environmental Law) has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of the Guarantor or which may affect the legality, validity, binding effect or enforceability of this Guarantee.

(j) Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Guarantor or which may affect the legality, validity, binding effect or enforceability of this Guarantee:

(i) the operations and properties of the Guarantor comply with all Environmental Law, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Guarantor and the Guarantor is in compliance in all material respects with all such Environmental Permits; and

(ii) the Guarantor has not been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

SECTION 9. Payments: No Reductions. (a) All payments to be made by the Guarantor under this Guarantee shall be made to the Security Trustee:

(i) not later than 11:00 a.m. (New York City time) on the due date (any payment received after 11:00 a.m. New York City time shall be deemed to have been paid on the next Business Day);

(ii) in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Guarantee); and

(iii) to account number 300030007278532, maintained at Nordea Bank Finland PLC, New York Branch, located at 437 Madison Avenue, New York, New York 10022, USA, ABA Number: 026010786, SWIFT: NDEAUS3NXXX, Attention: Credit Administration, re: OceanFreight, or to such other account with such other office of the Agent or bank as the Agent may from time to time notify to the Guarantor.

(b) All amounts due from the Guarantor under this Guarantee shall be paid without any form of set-off, cross-claim or condition, and free and clear of any deduction or withholding in respect of taxes, except tax on a Credit Party’s overall net income imposed by a taxing jurisdiction as a result of such Credit Party being organized, holding or booking an Advance or having a principal place of business in such jurisdiction.

(c) The Guarantor agrees to pay any taxes which arise from any payment made hereunder or from the execution, delivery or registration by such Guarantor of, or otherwise with respect to, this Guarantee.

(d) Within 30 days after the date of any payment of taxes, the Guarantor will furnish to each Guaranteed Party at its address for notices, the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment, a Guarantor will furnish to each Guaranteed Party a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to each Guaranteed Party, in either case stating that such payment is exempt from or not subject to taxes.

SECTION 10. Continuing Guarantee, Etc; Receipt of Amended and Restated Loan Agreement. (a) This Guarantee is a continuing guaranty and shall remain in full force and effect until the later of the termination of any Commitment of the Lenders under the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, and the payment in full of the Guaranteed Obligations and all other amounts payable hereunder and shall be binding upon each Guarantor, its successors and permitted assigns. The obligations of the Guarantor under this Guarantee shall rank pari passu with all other unsecured obligations of the Guarantor.

(b) The Guarantor acknowledges and agrees that it has received a copy of the Amended and Restated Loan Agreement and the Second Amendatory Agreement and has familiarized itself with their terms.

SECTION 11. Amendments, Etc. This Guarantee or any term hereof may be amended, modified, waived, discharged or terminated only by an instrument in writing, signed by the Security Trustee.

SECTION 12. Notices. (a) Unless otherwise specifically provided, any notice under or in connection with this Guarantee shall be given by personal delivery or by registered mail (with a copy by facsimile transmission or email sent the same day) or by facsimile transmission.

(b) A notice shall be sent:

(i) to the Guarantor:	Omega Building
80 Kifissias Avenue
151 25 Maroussi
Athens, Greece
Attention: Chief Financial Officer
Fax No.: +30-210-614-0284

with a copy to:

Seward & Kissel LLP
One Battery Park
New York, New York 10004
Attention: Gary Wolfe, Esq.
Fax No.: +212-480-8421

(ii) to the Security Trustee:	Nordea Bank Finland PLC, New York Branch
437 Madison Avenue
New York, New York 10022
Attention: Loan Administration
Fax No.: +212-750-9188

or to such other address or addresses as each party may notify the other.

(c) Subject to Sections 12(d) and 12(e):

(i) a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(ii) a notice which is sent by post shall be deemed to be served, and shall take effect, three (3) days after the date of posting; and

(iii) a notice which is sent by facsimile transmission shall be deemed to be served, and shall take effect, two (2) hours after its successful transmission is completed.

(d) However, if under Section 12(c) a notice would be deemed to be served:

(i) on a day which is not a Business Day in the place of receipt; or

(ii) on such a Business Day, but after 5:00 p.m. local time;

the notice shall (subject to Section 12(e)) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a Business Day.

(e) Sections 12(c) and 12(d) do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

(f) A notice under or in connection with this Guarantee shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Guarantee if:

(i) the failure to serve it in accordance with the requirements of this Guarantee has not caused any party to suffer any significant loss or prejudice; or

(ii) in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

(g) Any notice under or in connection with this Guarantee shall be in English.

(h) In this Section 12 “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

SECTION 13. Remedies. The rights and remedies of the Security Trustee under this Guarantee are cumulative, may be exercised as often as appears expedient, and shall not, unless this Guarantee explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

SECTION 14. Transfer or Assignment. The Security Trustee may transfer or assign its rights hereunder to any entity in connection with an assignment or transfer of Security Trustee’s rights under the Amended and Restated Loan Agreement, as amended by the Second Amendatory Agreement, it being understood that upon any such transfer or assignment by the Security Trustee, such transferee or assignee shall be regarded as the “Security Trustee” for purposes of this Guarantee, except where the context otherwise requires. The Guarantor may not transfer or assign its rights hereunder to any entity without the prior written consent of the Security Trustee.

SECTION 15. Currency Indemnity. If any sum due from the Guarantor to the Security Trustee under this Guarantee or under any order or judgment relating to this Guarantee has to be converted from Dollars into another currency (the “Payment Currency”) for the purpose of:

(a) making or lodging any claim or proof against the Guarantor, whether in its liquidation, any arrangement involving it or otherwise;

(b) obtaining an order or judgment from any court or other tribunal; or

(c) enforcing any such order or judgment,

the Guarantor shall indemnify the Security Trustee against the loss arising when the amount of the payment actually received by the Security Trustee is converted at the available rate of exchange into Dollars. In this Section 15, the “available rate of exchange” means the rate at which the Security Trustee is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase Dollars with the Payment Currency. This Section 15 creates a separate liability of the Guarantor which is distinct from its other liabilities under this Guarantee and which shall not be merged in any judgment or order relating to those other liabilities.

SECTION 16. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

SECTION 17. Consent to Jurisdiction. (a) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Guarantee or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 17 shall affect the right of a Guaranteed Party to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any immunity from jurisdiction of any court or from any legal process with respect to itself or its property.

(d) The Guarantor hereby irrevocably agrees to appoint Seward & Kissel LLP with offices currently located at One Battery Park, New York, New York 10004, Attention: Gary Wolfe, Esq., as its designated agent for service of process for any action or proceeding arising out of or relating to this Guarantee. The Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Section 12. The Guarantor also irrevocably agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

(e) Nothing in this Section 17 shall exclude or limit any right the Security Trustee may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction. In this Section 17, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

SECTION 18. Waiver of Jury Trial. THE GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, THE SECURITY TRUSTEE ON BEHALF OF THE GUARANTEED PARTIES, MUTUALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN ANY COURT RELATING TO, IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

WHEREFORE, the Guarantor has executed this Guarantee as of the date first above written.

GUARANTOR:

DRYSHIPS, INC.

By:	/s/ ZIAD NAKHLEH

Name:	ZIAD NAKHLEH
Title:	CFO

Accepted by:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH
as Security Trustee

By:	/s/ Martin Lunder

Name:	Martin Lunder
Title:	Senoir Vice President

By:	/s/ Justin K. Martin

Name:	Justin K. Martin
Title:	Assistant Vice President